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                                                                    EXHIBIT 10.1
                                                                  EXECUTION COPY
                                                               FEBRUARY 22, 2002

                              SEPARATION AGREEMENT

                                    between

            NESTLE S.A., ave. Nestle 55, CH-1800 Vevey, Switzerland

                              (hereinafter NESTLE)

                                      and

             ALCON, INC., Bosch 69, CH-6331 Hunenberg, Switzerland

                              (hereinafter ALCON)

   Nestle and Alcon together hereinafter referred to as the PARTIES or each a
                                     PARTY.

                                   HOMBURGER
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                               TABLE OF CONTENTS

1    DEFINITIONS.................................................      1
2    THE SEPARATION..............................................      1
     2.1 General.................................................      1
     2.2 Pre-IPO Corporate Restructurings........................      1
     2.3 Pre-IPO Restructuring of Share Capital..................      2
     2.4 Share Certificates and Share Register...................      5
     2.5 Registration Matters....................................      5
     2.6 Registration Statement..................................      6
     2.7 Financial Matters.......................................      7
3    CORPORATE GOVERNANCE OF THE ALCON GROUP.....................      7
     3.1 General.................................................      7
     3.2 Governance of the Alcon Group...........................      8
     3.3 Board of Directors......................................      8
     3.4 Executive Management....................................      9
     3.5 Accounting and Reporting................................     10
     3.6 Dividend Resolutions....................................     11
4    ALLOCATION OF LIABILITIES...................................     11
     4.1 General.................................................     11
     4.2 Product Liability.......................................     11
     4.3 Environmental, Health & Safety Matters..................     11
5    EMPLOYMENT MATTERS..........................................     12
     5.1 Employees...............................................     12
     5.2 Pension Funds...........................................     13
     5.3 Alcon Incentive Plan....................................     13
6    FURTHER OBLIGATIONS OF THE PARTIES..........................     13
     6.1 Contracts of the Alcon Group............................     13
     6.2 Shared Sites............................................     13
     6.3 Services provided by Nestle to Alcon....................     13
     6.4 Insurance...............................................     14
     6.5 Intellectual Property Rights............................     14
     6.6 Omitted Matters.........................................     14
     6.7 Misdirected Funds.......................................     14
7    RESTRICTIVE COVENANTS.......................................     14
     7.1 Covenant not to Compete.................................     14
     7.2 Non-Interference and Non-Solicitation...................     15
     7.3 Remedies................................................     16

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
8    INDEMNITY...................................................     16
     8.1 Scope...................................................     16
     8.2 Third Party Claims......................................     16
     8.3 Direct Claims...........................................     17
     8.4 Adjustment of Indemnifiable Losses......................     17
     8.5 No Third Party Beneficiaries............................     18
     8.6 Statute of Limitations..................................     18
9    COSTS AND TAXES.............................................     18
     9.1 Costs...................................................     18
     9.2 Taxes...................................................     18
10   GENERAL PROVISIONS..........................................     19
     10.1 Effect on Third Parties................................     19
     10.2 Notices................................................     20
     10.3 Entire Agreement.......................................     20
     10.4 Amendments and Waivers.................................     20
     10.5 Severability; Good Faith...............................     20
     10.6 Confidentiality........................................     20
     10.7 Public Announcements...................................     21
11   GOVERNING LAW AND DISPUTE RESOLUTION........................     21
     11.1 Governing Law..........................................     21
     11.2 Dispute Resolution.....................................     21
     11.3 Arbitration............................................     21

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     THIS SEPARATION AGREEMENT is made on February 22, 2002, between Nestle
S.A., a company organized under the laws of Switzerland with places of incorporation in Cham and Vevey, and Alcon, Inc., a company organized under the laws of Switzerland with place of incorporation in Hunenberg.

WHEREAS --:

     A. The share capital of Alcon is CHF 60,000,000, divided into 300,000,000 fully paid registered shares with a par value of CHF 0.20 each. All shares of Alcon are beneficially owned by Nestle, as set out in Exhibit 0.

     B. On October 19, 2001, Nestle publicly announced its intention to effect an initial public offering (IPO) of Alcon. Following the IPO, Nestle intends to continue to hold a majority interest in the share capital and voting rights of Alcon.

     C. Nestle and Alcon intend to effect the IPO pursuant to the terms and conditions set forth in this Agreement. This Agreement further contains the principles for the corporate governance of Alcon and the principles governing the business relations between Nestle and Alcon after the IPO.

NOW, THEREFORE, the Parties hereto agree as follows --:

1 DEFINITIONS

     Capitalized terms used in this Agreement shall have the meaning specified in Annex A.

2 THE SEPARATION

  2.1 General

     The terms and conditions of this Agreement shall govern the overall relationship between Nestle and Alcon with respect to the following:

          (a) the corporate restructuring of Alcon prior to the IPO;

          (b) the refinancing of intercompany debt, and the termination or continuation of other intercompany agreements with effect as of the IPO;

          (c) the corporate governance of the Alcon Group after the IPO;

          (d) rights and obligations of the Parties after the IPO.

     It is understood and agreed by the Parties that the IPO of Alcon may be cancelled by Nestle, acting in its sole discretion, at any time prior to pricing of the Alcon shares. If the IPO is cancelled, the provisions set forth in
Section 2.2 and Section 2.3.1(a) shall continue to apply, while the remaining provisions shall lapse or not take any force and effect.

     Whenever this Agreement refers to a third party, in particular any financial institutions engaged in the IPO process, it is understood and agreed that such third party shall not be bound or obligated in any manner by the provisions of this Agreement. The Parties will, however, use their best efforts to procure that any such third party or parties shall take the steps outlined in this Agreement, and the Parties will enter into appropriate arrangements with such third party or parties to this effect.

  2.2 Pre-IPO Corporate Restructurings

     2.2.1 Germany

     The capital structure of Alcon Pharma GmbH, Freiburg im Breisgau, Germany, is set out in Exhibit 2.2.0.

     All shares in Alcon Pharma GmbH which were held by Nestle Unternehmungen Deutschland GmbH, Frankfurt am Main, Germany, have been transferred to Alcon at a purchase price of EUR 46,400,000, payable in cash, with effective date January 1, 2002 (the EFFECTIVE DATE) and a value

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date of January 3, 2002. The share purchase was closed as of January 1, 2002.
The share purchase was made as per the deed attached hereto as Exhibit 2.2.1.

     2.2.2 Belgium

     The capital structure of S.A. Alcon-Couvreur N.V., Puurs, Belgium, is set out in Exhibit 2.2.0.

     The 77 shares in S.A. Alcon-Couvreur N.V. which were held by Nestle Belgilux S.A., Brussels, Belgium, have been transferred to Alcon Pharmaceuticals Ltd., Hunenberg, Switzerland at a purchase price of EUR 95,982.04, with effective date November 30, 2001.

     2.2.3 Thailand

     The capital structure of Alcon Laboratories (Thailand) Ltd., Bangkok, Thailand, is set out in Exhibit 2.2.0.

     Nestle and Alcon have entered into appropriate agreements allowing for a transfer of the economic risks and rewards of Alcon Laboratories (Thailand) Ltd. from Nestle to Alcon.

     2.2.4 Alcon Holdings, Inc.

     The capital structure of Alcon Holdings, Inc., Wilmington DE, USA, is set out in Exhibit 2.2.0.

     The 40 class D preferred shares of Alcon Holdings, Inc. which were held by Nestle have been transferred to Alcon at a purchase price of CHF 3,626,000, with effective date November 30, 2001.

     2.2.5 Nominee Shareholders

     To the extent any shares in an Alcon Group company are held by nominee directors or representatives appointed by Nestle, the Parties shall enter into appropriate arrangements for the transfer of such nominee shares to any replacement nominees designated by Alcon in such Alcon Group companies, as further set out in Section 3.4.3.

  2.3 Pre-IPO Restructuring of Share Capital

     2.3.1 Reclassification of Shares prior to IPO

     Prior to the IPO, Nestle, in its capacity as sole shareholder of Alcon, shall reclassify the share capital of Alcon in the following steps and within the following deadlines:

          (a) On December 20, 2001, Alcon has held an extraordinary general meeting (EGM) in which its current share capital of CHF 60,000,000, divided into 60,000 registered shares of CHF 1,000 par value each, was subdivided into 300,000,000 fully paid registered common shares of CHF 0.20 par value each.

          This share split was recorded in the commercial register of the Canton of Zug prior to December 31, 2001.

          (b) On or by February 25, 2002, Alcon shall hold an EGM in which the following resolutions shall be taken:

             (i) conversion of 69,750,000 fully paid registered common shares of CHF 0.20 par value each into 69,750,000 fully paid registered nonvoting preferred shares (Vorzugs-Partizipationsscheine) of CHF 0.20 par value each. The articles of association of Alcon shall hold that the non-voting preferred shares shall have special dividend and liquidation rights, the amount and scope of which shall be left to the discretion of the shareholders of the company;

             (ii) ordinary capital increase (ordentliche Kapitalerhohung) in which the Board of Directors of Alcon is authorized, within 3 months after the date of the resolution, to issue up to 69,750,000 fully paid registered common shares of CHF 0.20 par value each. For this ordinary capital

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        increase, Nestle shall, in the deed of capital increase, formally waive its pre-emptive rights to subscribe for new shares pursuant to Art. 652b of the Swiss Federal Code of Obligations (CO) in favor of Credit Suisse First Boston, Zurich (CSFB ZURICH), acting on behalf of a syndicate of financial institutions undertaking the IPO;

             (iii) authorized capital increase (genehmigte Kapitalerhohung) allowing the Board of Directors to increase Alcon's share capital, no later than July 31, 2002, by issuing up to 6,975,000 fully paid registered common shares of CHF 0.20 par value each. The Board of Directors shall be authorized to withdraw the pre-emptive rights of existing shareholders if the shares are to be used in connection with the over-allotment option conferred on the underwriting banks, as further set out in Section 2.3.5;

             (iv) conditional capital increase (bedingte Kapitalerhohung) by which Alcon's share capital shall be increased by a maximum amount of CHF 6,000,000 through the issuance of a maximum of 30,000,000 fully paid registered common shares of CHF 0.20 par value each. Such shares will be issued upon exercise of option rights which employees and members of the Board of Directors of Alcon Group companies are granted pursuant to the Alcon Incentive Plan referred to in Section 2.3.6;

             (v) election of members of the Board of Directors pursuant to
        Section 3.3.1, to become effective as of the Pricing Date;

             (vi) election of the special auditors pursuant to Section 3.5.1, second paragraph, to become effective as of the Pricing Date.

     The resolutions passed pursuant to this Section 2.3.1(b), other than the resolutions under subsections (v) and (vi) shall be recorded in the commercial register of the Canton of Zug no later than March 1, 2002.

     2.3.2 Pre-IPO Special Dividend

     The EGM convened pursuant to Section 2.3.1(b) shall, in addition to the resolutions referred to therein, resolve on a special dividend in the amount of up to CHF 2,100,000,000, to the extent permitted under applicable Swiss law, payable in CHF. This dividend resolution shall be passed on the basis of year end financial statements prepared by Alcon as of December 31, 2001 and certified by Alcon's statutory auditors.

     The dividend resolved by the EGM shall be paid from Alcon to Nestle prior to the date of pricing of the Alcon shares sold in the IPO (the PRICING DATE). If necessary, Alcon shall take out a short-term loan to procure the cash amount required to pay out the special dividend.

     Nestle and Alcon shall use their best efforts to procure that the Swiss withholding tax of 35% due on the dividend payment can be waived pursuant to the notification procedure (Meldeverfahren) under the Swiss Federal Withholding Tax Act.

     2.3.3 Issuance of Firm Shares

     The shares to be sold in the IPO on the Pricing Date shall be issued as follows:

          (a) Prior to publication of the preliminary prospectus for the IPO, Nestle shall determine the number of shares to be issued in the IPO on the basis of investor demand and expectations of the estimated IPO proceeds (the FIRM SHARES). The number of Firm Shares shall be communicated to Alcon and to CSFB Zurich.

          (b) CSFB Zurich shall pay in the par value for the Firm Shares, and shall de-liver a subscription form to Alcon's Board of Directors, no later than 5:00 p.m. Central European Time 3 business days prior to the Pricing Date.

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          (c) Upon receipt of such confirmation and subscription form, the Board of Directors of Alcon shall immediately resolve, in a notarized deed of capital increase, to increase Alcon's share capital by issuing the Firm Shares. The capital increase shall be filed for registration with the commercial register of the Canton of Zug, Switzerland, no later than 2:00 p.m. Central European Time 2 business days prior to the Pricing Date.

          (d) The capital increase by issuance of Firm Shares shall be recorded in the commercial register of the Canton of Zug no later than 1 business day prior to the Pricing Date. The newly issued shares shall be delivered to or to the order of CSFB Zurich, for account of the underwriters, and shall be recorded in the share register of Alcon accordingly.

     2.3.4 Redemption of Preferred Shares

     Immediately following the Pricing Date, Alcon shall resolve on a redemption of non-voting preferred shares pursuant to the following principles:

          (a) Alcon shall convene an EGM to be held on or around 10:00 a.m. Central European Time on the business day following the Pricing Date. Such EGM shall resolve, on the basis of an interim balance sheet drawn up by Alcon and certified by Alcon's statutory auditors in a special report pursuant to Art. 732 para. 2 CO, to reduce Alcon's issued and outstanding share capital by redemption of all 69,750,000 non-voting preferred shares of CHF 0.20 par value each, the proceeds of which shall be paid to Nestle.

          The amount at which the redemption shall be made shall correspond to the net proceeds of the sale of Firm Shares then ascertained by Alcon.

          (b) Immediately following the shareholders' resolution set forth in the preceding paragraph, Alcon shall publish the notice to creditors pursuant to Art. 733 CO.

          (c) Unless otherwise agreed by the Parties, the preferred shares shall be redeemed, and the proceeds of the redemption shall be paid to Nestle, as soon as practicable following the statutory waiting period set forth in Art. 734 CO, but in no event later than May 31, 2002.

          (d) Pending redemption of the preferred shares, the net proceeds of the IPO shall remain with Alcon, and shall be invested in such manner as Alcon's executive officers deem appropriate. Any proceeds from such investment shall go to Alcon.

     2.3.5 Issuance of Option Shares

     The shares to be sold in the IPO as a result of an exercise by the underwriters of the over-allotment option (which may be exercised once or twice) granted pursuant to the Underwriting Documentation shall be issued as follows:

          (a) Credit Suisse First Boston Corporation, New York (CSFB NEW YORK), in its capacity as global coordinator for the IPO and following consultation with Merrill Lynch, shall inform Nestle and Alcon of its intention to exercise the over-allotment option, and of the number of shares to which the over-allotment option relates (the OPTION SHARES).

          (b) Upon exercise by CSFB New York of the over-allotment option, CSFB Zurich shall pay in the par value for the Option Shares, and shall deliver a subscription form to Alcon's Board of Directors, no later than 10:00 a.m. on the business day following the exercise of the over-allotment option.

          (c) Upon receipt of such confirmation and subscription form, the Board of Directors of Alcon shall immediately resolve, in a notarized deed of capital increase,

             (i) to increase Alcon's share capital out of authorized capital by issuing the Option Shares, and

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             (ii) to make the corresponding changes to Alcon's articles of association,

     and shall file such capital increase for registration with the commercial register of the Canton of Zug, Switzerland, immediately thereafter.

          (d) The capital increase by issuance of Option Shares shall be recorded in the commercial register of the Canton of Zug no later than 3 business days following exercise of the over-allotment option. The newly issued shares shall be delivered to CSFB Zurich, for account of the Joint Lead Managers, and shall be recorded in the share register of Alcon accordingly.

     It is understood and agreed that there will be no dividend payment made for the financial year 2002 on the non-voting preferred shares, whether pursuant to
Section 2.3.2 or otherwise.

     2.3.6 Shares for Incentive Plan

     It is understood and agreed that out of the 30,000,000 shares of conditional capital created pursuant to Section 2.3.1(b)(iv), a number of shares of CHF 0.20 par value each shall be used for the roll-over of Alcon's existing phantom stock scheme (the ROLLOVER SHARES). The Rollover Shares shall be issued as follows:

          (a) Alcon shall make available to qualifying employees the preliminary prospectus for the IPO, and shall allow such employees to convert the value of their existing phantom stock into Rollover Shares. Such converting employees will receive an additional 20% of the value of such phantom stock in the form of non-qualified stock options (the exact parameters of valuation to be made by Alcon). Employees shall be requested to make their election with respect to conversion within ten calendar days after the date of publication of the preliminary prospectus;

          (b) Alcon and its subsidiaries shall determine the number of phantom stock being rolled over, and the value (calculated in USD) attributable to such phantom stock, and will communicate these numbers to Nestle no later than two Business Days prior to the Pricing Date;

          (c) The value (calculated in USD) attributable to such phantom stock being converted into Rollover Shares shall be divided by the offering price (in USD) determined on the Pricing Date in order to obtain the exact number of Rollover Shares to be issued;

          (d) Alcon shall subscribe, or designate an Alcon Group company to subscribe, for the Rollover Shares, such subscription to be effected no later than July 15, 2002;

          (e) The Board of Directors shall issue the Rollover Shares, and shall deliver such shares to the subscribing Alcon Group company for the account of the beneficial owners of Rollover Shares, on or by July 31, 2002.

  2.4 Share Certificates and Share Register

     The share register of Alcon shall be maintained at Alcon's offices until the Pricing Date. All share certificates issued by Alcon shall be destroyed on or by the Pricing Date.

     As from the Pricing Date, the share register of Alcon shall be maintained by the Bank of New York, New York, U.S.A. The Parties shall enter into appropriate arrangements with the Bank of New York allowing for a keeping of the share register in line with U.S. market practice, to the extent Swiss statutory law so permits. Alcon shall further authorize Bank of New York to issue share certificates to record shareholders of Alcon from time to time in accordance with market practice in the United States of America. Any such share certificates shall be validly issued both under Swiss and under applicable U.S. federal and state laws.

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  2.5 Registration Matters

     2.5.1 General

     Nestle shall have the right, in its sole discretion, to require that Alcon file a registration statement with the U.S. Securities and Exchange Commission
(SEC) with respect to its common shares.

     Nestle shall not sell or otherwise transfer or dispose of any common shares of Alcon (excluding shares acquired in or following the IPO) for such period of time as required by the underwriters in the Underwriting Documentation, such period not to exceed 180 days following the effective date of the registration statement for such offering. All registration expenses, costs and taxes incurred in connection with the filing of the registration statement for the IPO shall be borne by Alcon, provided, however, that the following costs shall be borne by
Nestle:

          (a) the costs of Nestle's Swiss and U.S. legal and tax advisers;

          (b) any taxes, duties and levies payable or reimbursable by Nestle pursuant to Section 9.2.2.

     2.5.2. Registration Rights

     Immediately prior to the Pricing Date, Nestle and Alcon shall enter into a registration rights agreement substantially in the form attached hereto as
Exhibit 2.5.2.

  2.6 Registration Statement

     2.6.1 General

     The Registration Statement on Form F-1 (file no. 333-[     ]) and the
prospectus which forms a part of such registration statement (collectively, the REGISTRATION STATEMENT) registering the sale of Alcon's common shares in the IPO shall be prepared by officers of the Alcon Group with the advice and assistance of counsel and financial institutions. Nestle shall be entitled to review, verify and change those sections of the Registration Statement that directly or indirectly relate to Nestle's business and the transactions contemplated by this Agreement.

     To the extent any indemnity has to be given to third parties (including financial institutions) for misstatements and omissions in the Registration Statement or for any other claims arising out of or in connection with the offering, such indemnity shall be given by Alcon only.

     The provisions of Section 8 shall apply mutatis mutandis.

     2.6.2. Post-IPO Indemnification

     Alcon shall indemnify and hold harmless Nestle and each director, officer, Subsidiary and Affiliate of Nestle (each, a NESTLE INDEMNITEE) from and against any and all liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any document filed with the U.S. Securities and Exchange Commission (the SEC) by Nestle or any other Nestle Indemnitee pursuant to the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any Nestle Indemnitee by Alcon or any of its Subsidiaries or Affiliates or incorporated by reference by any Nestle Indemnitee from any filings made by Alcon or any of its Subsidiaries or Affiliates with the SEC under the Securities Act or the Securities Exchange Act, if that statement or omission was made or occurred after the date of the IPO.

     Nestle shall indemnify and hold harmless each director, officer, Subsidiary and Affiliate of Alcon (each, an ALCON INDEMNITEE) from and against any and all liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by Alcon or any

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other Alcon Indemnitee pursuant to the U.S. Securities Act or the Securities
Exchange Act, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any Alcon Indemnitee by Nestle or any of its Subsidiaries or Affiliates or incorporated by reference by any Alcon Indemnitee from any filings made by Nestle or any of its Subsidiaries or Affiliates with the SEC under the Securities Act or the Securities Exchange Act, if that statement or omission was made or occurred after the date of the IPO.

     Unless this Section 2.6.2 explicitly provides otherwise, the provisions of
Section 8 shall apply mutatis mutandis.

  2.7 Financial Matters

     2.7.1 Refinancing of Intercompany Debt

     Except as otherwise listed in Exhibit 2.7.1, the outstanding intercompany debt between the Nestle Group on the one hand, the Alcon Group on the other hand shall be refinanced on or immediately after the Pricing Date by bank loans or by the issuance by Alcon of commercial paper under a newly established commercial paper program fully guaranteed by Nestle.

     With respect to any future financing of Alcon or an Alcon Group company, Nestle shall have the opportunity to offer financing to Alcon, and Alcon shall be at liberty either to accept financing on such terms or to procure independent third party financing with or without the backing of Nestle.

     2.7.2 Refinancing of Third-Party Financial Indebtedness

     All third party financial indebtedness of the Alcon Group shall, unless specifically otherwise agreed, not be refinanced as of the IPO.

     The Parties may agree, with respect to any third party financing procured after the Effective Date, whether such financing shall be procured by Alcon on a stand-alone basis or whether Nestle shall provide guarantees or similar undertakings to support such third party financing, in which case Nestle shall be reimbursed with a guarantee commission at arm's length terms. Any decision with respect to future third party financial indebtedness shall be made by Alcon at its discretion, and Alcon shall not be obligated to procure third party financing with the consent or backing of Nestle.

     2.7.3 Guarantees

     All guarantees, commitments and undertakings given by Nestle or any Nestle Group company in favor of Alcon or any of the Alcon Group companies, particulars of which as of the date of this Agreement are set forth in Exhibit 2.7.3, shall continue to be effective after the IPO in accordance with their terms.

     Following the Effective Date, the Parties shall agree, on a case-by-case basis, whether any such guarantees, commitments or undertakings shall be renewed, and if such renewal is made, under what terms Alcon shall reimburse Nestle for such guarantees, commitments and undertakings.

     2.7.4 Cash Management and Treasury

     All cash management and treasury functions currently undertaken by the Nestle Group in favor of the Alcon Group shall be continued with effect as from the Effective Date as set out in Exhibit 2.7.4.

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3 CORPORATE GOVERNANCE OF THE ALCON GROUP

  3.1 General

     3.1.1 Place of Incorporation

     Alcon shall be and remain the holding company of the Alcon Group, with place of incorporation and registered office at Bosch 69, CH-6331 Hunenberg, Switzerland.

     Alcon shall qualify as a holding company domiciled and taxed in Switzerland for purposes of Swiss tax legislation.

     3.1.2 Constituting Documents

     The articles of association of Alcon shall be in the form set out in
Exhibit 3.1.2(a).

     The organizational regulations of Alcon shall be substantially in the form as set out in Exhibit 3.1.2(b).

  3.2 Governance of the Alcon Group

     The Parties understand and agree that all business and operational decisions (including cost control and similar measures) as well as decisions of business strategy of the Alcon Group going forward shall be determined by the Alcon Board of Directors. Any managerial, strategic or operational influence taken by Nestle on the Alcon Group shall be made through Nestle's representatives in the Alcon Board of Directors, and shall not be taken directly by the Nestle Board of Directors or Group Executive Management of Nestle.

  3.3 Board of Directors

     3.3.1 Composition

     The Board of Directors of Alcon shall comprise no less than 7 members.

     The initial Board of Directors of Alcon shall consist of 8 members, of which 4 shall be appointees of Nestle, 1 shall be the chief executive officer of Alcon Laboratories, Inc. (ALCON LABS), and 3 shall be independent (as that term is defined under the listing rules of the NYSE (the NYSE RULES)). The initial board members appointed by Nestle respectively representing Alcon Labs shall be as follows:

     - Nestle Appointees: Messrs. Peter Brabeck-Letmathe, Francisco Castaner, Wolfgang H. Reichenberger, and Werner Bauer;

     - Alcon Labs CEO: Mr. Timothy R.G. Sear.

     - Independent Directors to be designated by Nestle, following consultation with Alcon, prior to the Pricing Date.

All directors of Alcon who do not yet serve on the Board of Directors shall be elected to office in a shareholders' meeting prior to the Pricing Date, and shall be recorded in the commercial register of the Canton of Zug on or immediately after the Pricing Date.

     3.3.2 Board Committees

     Alcon shall have the Board Committees set forth in Article V of the form of Organizational Regulations attached hereto as Exhibit 3.1.2(b). The initial composition of the Board Committees shall be determined on or immediately after the Pricing Date.

     In addition to the above committees, Alcon shall appoint a Research and Development Scientific Advisory Board, the members of which shall not form part of the governing bodies of Alcon or the Alcon Group.

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     3.3.3 Board Vacancies

     As further set out in Article III of Alcon's form of Organizational Regulations attached hereto as Exhibit 3.1.2(b), any member of the Board of Directors of Alcon shall be appointed for a term of office of 3 years. All directors shall be re-eligible, provided, however, that non-executive directors shall be re-eligible only for a maximum of two additional terms. Board members shall retire from office no later than the annual general meeting after their 72nd birthday.

     Vacancies on the board, whether by retirement, removal, voluntary resignation, death, incapacity or otherwise, shall be filled as follows:

          (a) Any Nestle appointees terminating their office shall be replaced by other appointees nominated by Nestle.

          (b) If the Alcon Labs CEO terminates his office, his or her successor shall be nominated by the Alcon Board of Directors.

          (c) If any independent board members terminate their office, their successor (who shall fulfill the same qualifications as to independence) shall be nominated by the Alcon Board of Directors.

     In any deliberations of the Board of Directors pursuant to lit. (b) or (c) of this Section 3.3.3, the resigning board member shall abstain from deliberation and voting on the matter.

     Any replacement board members nominated in accordance with this Section
3.3.3 shall be proposed to be elected to the board at the next annual general shareholders' meeting of Alcon. Until such meeting, the nominee shall be invited to participate in board meetings as a guest, and shall receive all information otherwise made available to members of the Board of Directors.

     Nestle undertakes, for so long as it holds a Majority Shareholding in Alcon, to vote its shares at Alcon's shareholders' meetings in favor of the proposals of the Board of Directors made in accordance with this Section 3.3.3. The nomination rights of Nestle shall become inapplicable if Nestle no longer holds a Majority Shareholding in Alcon.

  3.4 Executive Management

     3.4.1 Executive Management of Alcon

     All business and operational decisions (including cost control and similar measures) as well as decisions of business strategy of the Alcon Group shall be determined by the Alcon Board of Directors.

     In addition, the executive officers of the Company will have the following functions:

          (a) conducting the administrative affairs of a holding company, including contact with the competent commercial register and tax authorities and keeping of Alcon's statutory books and records;

          (b) exercise of shareholder rights with respect to those subsidiaries that are directly held by Alcon;

          (c) administration of trademarks owned by the company; and

          (d) funding of research and development projects of the Alcon Group on a Group-wide basis, administration of intellectual property rights derived or acquired from such research and development projects, and collection of license income relating to intellectual property rights derived from such research and development projects; and purchase of intellectual property rights.

     The executive management of Alcon on and after the Pricing Date shall consist of the CEO, Messrs. Guido Koller and Stefan Basler.

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     3.4.2 Group Executive Management

     The executive management of Alcon Labs will, other than conducting the business and affairs of Alcon Labs, coordinate the activities of the Group, subject to the ultimate direction and control by the board of directors of the Company. In this capacity, the executive management of Alcon Labs will

          (a) coordinate the ongoing business and operations of the operating subsidiaries of the Alcon Group;

          (b) coordinate research and development, manufacturing, sales and distribution activities of the Alcon Group;

          (c) coordinate marketing activities of the Alcon Group;

          (d) coordinate financing, treasury, risk management, insurance, legal and tax functions (other than matters relating directly to the holding company).

     The executive officers of Alcon Labs and members of Group Executive Management on and after the Pricing Date shall be as follows:

     - Mr. Timothy R.G. Sear (Chief Executive Officer);

     - Mr. Charles E. Miller, Sr. (Senior Vice President and Chief Financial Officer);

     - Dr. G. Andre Bens (Senior Vice President Global Manufacturing and Technical Support);

     - Dr. Gerald D. Cagle (Senior Vice President Research and Development);

     - Mr. Fred J. Pettinato (Senior Vice President Alcon International);

     - Mr. Cary R. Rayment (Senior Vice President Alcon United States).

     3.4.3 Directors of Group Companies

     Promptly after the Effective Date, the Parties shall procure that all directors of the Alcon Group companies (other than Alcon Group companies incorporated in Switzerland) appointed or employed by Nestle shall be replaced by directors appointed or employed by Alcon.

     Directors of the Alcon Group companies incorporated in Switzerland shall be replaced promptly after the Pricing Date.

     The Parties shall execute all documents and take all resolutions and actions necessary to give effect to such replacements (including, where appropriate, the transfer of nominee shares).

  3.5 Accounting and Reporting

     3.5.1 Auditors

     KPMG shall be the statutory auditors of Alcon and the group auditors for the Alcon Group on and after the IPO.

     Alcon shall further appoint a special auditor charged with rendering the reports and valuations necessary in connection with certain capital increases under Swiss law.

     3.5.2 Accounting Rules

     The financial statements of Alcon as a holding company shall be drawn up in accordance with Swiss statutory law, and shall use CHF as reporting currency.

     The consolidated financial statements of the Alcon Group shall be drawn up in accordance with U.S. Generally Accepted Accounting Principles, and shall use USD as reporting currency. The auditors of the Alcon Group shall devise suitable procedures, together with the auditors of the Nestle Group, to provide

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for a reconciliation of the Alcon Group financial information into the consolidated financial statements of Nestle which are be drawn up in accordance with IAS.

     3.5.3 External Financial Reporting

     Alcon shall report its financial information on a quarterly basis, and shall, to the extent practicable, establish publication dates in line with comparable companies active in the ophthalmic industry in the United States of America. Any financial reporting made by Alcon shall be made in compliance with the applicable NYSE Rules. Relevant financial information reported by Alcon shall also be published by Nestle in accordance with reporting requirements of the SWX Swiss Exchange and all other relevant exchanges the rules of which apply to Nestle.

     3.5.4 Management Reporting

     Alcon will continue to comply with all Nestle internal management reporting requirements and will supply to Nestle directly all reports and analyses which are requested pursuant to a format and reporting schedule communicated by Nestle to Alcon. In addition, Alcon will comply with any ad-hoc information requests reasonably made by Nestle.

     Any information provided by Alcon to Nestle pursuant to this Section 3.5.4 shall be subject to statutory restrictions on insider trading and similar matters, as well as to restrictions under applicable internal guidelines of Alcon or Nestle, as the case may be.

  3.6 Dividend Resolutions

     Nestle undertakes, for so long as it holds a Majority Shareholding in Alcon, to vote in favor of the dividend proposals made by the Alcon Board of Directors to its shareholders.

     The Parties understand and agree that for purposes of Swiss statutory law, all dividends must be declared and paid in CHF. The Board of Directors of Alcon will, however, announce the dividend payment in USD and CHF, and will cause, if advisable, Alcon to enter into appropriate currency forward agreements hedging the currency exchange risk between the date of the announcement of a dividend proposal and the dividend payment date.

4 ALLOCATION OF LIABILITIES

  4.1 General

     As from the Effective Date, the business and operations of Alcon and the Alcon Group companies shall be conducted as a separate and independent matter for the risk and benefit of Alcon only. Alcon shall, to the fullest extent permitted under applicable law, be the only and ultimate beneficiary and responsible person for all claims raised by third parties arising out of or in connection with the business and operations of Alcon, whether by contract or otherwise (collectively, the ALCON CLAIMS).

     Alcon shall assume the full responsibility for any and all Alcon Claims, and shall fully indemnify Nestle and each Nestle Group company for, and shall hold such companies harmless against, any costs, liabilities, losses and damages arising out of or in connection with the assertion of any Alcon Claims against Nestle or any Nestle Group company. The provisions of Section 8 shall apply mutatis mutandis.

  4.2 Product Liability

     As from the Effective Date, Alcon and the Alcon Group companies shall be fully responsible for all matters arising out of or in connection with past, present or future production, distribution and sales activities of the Alcon Group, including without limitation product liability and related claims.

     Alcon shall assume the full responsibility for any and all product liability and related claims, and shall fully indemnify Nestle and each Nestle Group company for, and shall hold such companies harmless against, any costs, liabilities, losses and damages arising out of or in connection with the assertion of any

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Alcon Claims against Nestle or any Nestle Group company. The provisions of
Section 8 shall apply mutatis mutandis.

  4.3 Environmental, Health & Safety Matters

     As from the Effective Date, Alcon shall be fully responsible for any and all Environmental Matters and any and all health and safety matters arising out of or in connection with past, present or future activities of the Alcon Group that may give rise to any claim or investigation under applicable environmental, health or safety laws. Responsibility for Environmental Matters shall include, without limitation, any contaminated sites and any claims asserted in connection with liability under applicable law (including listing as a potentially responsible party).

     If any investigation or monitoring of Environmental Matters is made or threatened to be made against Nestle or Alcon in connection with any sites owned or operated by the Alcon Group of companies, or if any claims and litigation are made or threatened in relation to such investigation, or if any claims are made for indemnity or contribution or cost recovery in connection with any such sites (each, a REMEDIATION), the following shall apply:

          (a) All Remediations at or of sites owned or operated by the Alcon Group after the IPO shall be managed by Alcon in its sole discretion.

          (b) The following procedures and responsibilities shall apply with respect to the management of any Remediations by Alcon:

             (i) Subject to Section 4.3(b)(iv), Alcon shall have the right, and shall be required, (aa) to conduct all Remediations, maintain contacts with relevant governmental and administrative authorities in respect of such Remediations, shall make all submissions and determine the positions to be taken with and in respect of all such relevant agencies;
        (bb) to contract for, oversee, and pay for all activities in respect of such Remediations; and (cc) to conduct and defend all litigations respecting such Remediations.

             (ii) Nestle shall have the right to attend any meeting with any governmental or administrative authorities if it so chooses and, if so requested by Alcon, Nestle shall attend such meetings; provided, however, that if Nestle attends such a meeting, it shall act as an observer and shall not take any position contrary to the position taken by Alcon.

             (iii) Nestle shall have the right to review all reports or memoranda submitted to and significant correspondence (and file memoranda memorializing significant communication) with any governmental or administrative authorities or other claimant and any significant litigation documents.

             (iv) Alcon and Nestle shall confer as to all significant decisions with respect to any Remediations, and Alcon shall consider and take into account the reasonable suggestions and proposals of Nestle. In order to give effect to the preceding sentence, the parties will establish a joint steering committee in which Alcon will be represented by two persons and Nestle will be represented by one person; such steering committee shall use reasonable efforts to resolve any matters brought before it by unanimity.

     Alcon shall assume the full responsibility for any claims and procedures arising out of or in connection with Environmental Laws and Environmental Matters, as well as any claims and procedures arising out of or in connection with applicable health and safety laws, rules and best practices, and shall fully indemnify Nestle and each Nestle Group company for, and shall hold such companies harmless against, any costs, liabilities, losses and damages arising out of or in connection with the assertion of any Alcon Claims against Nestle or any Nestle Group company. The provisions of Section 8 shall apply mutatis mutandis.

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

5 EMPLOYMENT MATTERS

  5.1 Employees

     The transactions contemplated by this Agreement shall not in any manner affect the current employment relationships of the employees of the Alcon Group.

  5.2 Pension Funds

     Exhibit 5.2(a) contains a list of those countries or companies in which employees of the Alcon Group will continue to benefit from Nestle's existing pension funds, occupational old age and retirement, or death and disability insurance policies or plans currently in effect for the benefit of the employees of the Alcon Group (collectively, the BENEFIT PLANS). In countries where Benefit Plans shall continue to be operated by Nestle or a designee of Nestle, the relevant group companies shall fully and promptly inform each other of any matters relating to claims made under such Benefit Plans.

     Exhibit 5.2(b) contains a list of the countries or companies in which Alcon is operating independent Benefit Plans as of the date of this Agreement. The arrangements made under such Benefit Plans shall continue in full force and effect, and shall not be affected in any manner by the transactions contemplated under this Agreement.

     As of the IPO, there will be no countries or companies in respect of which new benefit plans shall be established by Alcon.

  5.3 Alcon Incentive Plan

     The Alcon Group shall establish an Incentive Plan to enter into effect as of the Pricing Date. The Incentive Plan shall, among other things, provide for the conversion of the existing phantom stock grants in operation for the Alcon Group as of the date of this Agreement. Particulars of the Incentive Plan are set out in Exhibit 5.3.

6 FURTHER OBLIGATIONS OF THE PARTIES

  6.1 Contracts of the Alcon Group

     Unless specifically otherwise agreed, contracts of the Alcon Group, including those entered into with the Nestle Group shall not be affected by the IPO.

     Particulars of the continuation and termination of certain contracts of the Alcon Group with the Nestle Group are provided in Exhibit 6.1.

  6.2 Shared Sites

     With respect to the sites listed in Exhibit 6.2 which are leased from Nestle Group companies to Alcon Group companies, the Parties will enter into separate agreements on the sharing of facilities and on the appropriate terms of lease in connection therewith, it being understood and agreed that the current terms of the leases shall be substantially unchanged.

  6.3 Services provided by Nestle to Alcon

     6.3.1 Information Technology Services

     Following the Pricing Date, Nestle will continue to provide in favor of the Alcon Group companies the information technology services listed in Exhibit
6.3.1 at arm's length terms.

     6.3.2 Corporate Internal Audit

     Following the Pricing Date, Alcon will continue to use the services of the corporate internal audit team of Nestle. All services rendered by the corporate internal audit team shall be remunerated from Alcon to Nestle on an arm's length basis.

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

     6.3.3 Other Services

     The parties may separately agree on other services to be provided by the Nestle Group companies to the Alcon Group companies.

  6.4 Insurance

     The insurance arrangements currently in place for Alcon shall continue in full force and effect after the Pricing Date. Any insurance arrangements put in place in favor of an Alcon Group company by Nestle or a Nestle Group company shall be re-invoiced to the relevant Alcon Group company at arm's length terms.

     Alcon may procure directors' and officers' liability insurance in line with best practices applicable to U.S. listed pharmaceutical companies. The costs of any such insurance shall be borne by Alcon.

  6.5 Intellectual Property Rights

     The Parties understand and agree that all intellectual property rights required by Alcon for the conduct of the Alcon business are owned or validly licensed from third parties to Alcon or an Alcon Group company.

  6.6 Omitted Matters

     To the extent any matters governing the business relationships of the Nestle Group and the Alcon Group going forward have not been dealt with by this Agreement, the Parties shall endeavor in good faith to find the most suitable solution in light of the provisions of this Agreement.

  6.7 Misdirected Funds

     Unless otherwise agreed,

          (a) any cash or funds received by Nestle or any of the Nestle Group companies subsequent to the Effective Date (or subsequent to the effective date of an asset transfer referred to in Section 2.2) relating to the business of the Alcon Group shall be refunded to Alcon, or to any Alcon Group company as directed by Alcon, within 10 Business Days of receipt of such cash or funds;

          (b) any cash or funds paid by the Nestle Group subsequent to the Effective Date (or subsequent to the effective date of an asset transfer referred to in Section 2.2) relating to the business of the Alcon Group shall be refunded to Nestle, or to any Nestle Group company as directed by Nestle, within 10 Business Days of delivery of an invoice and the underlying documentation explaining the nature of such refund to Alcon in respect of such payment;

          (c) any cash or funds received by Alcon or any of the Alcon Group companies subsequent to the Effective Date (or subsequent to the effective date of an asset transfer referred to in Section 2.2) relating to the businesses or assets of the Nestle Group shall be refunded to Nestle, or to any other of the Nestle Group companies as directed by Nestle, within 10 Business Days of receipt of such cash or funds;

          (d) any cash or funds paid by the Alcon Group subsequent to the Effective Date (or subsequent to the effective date of an asset transfer referred to in Section 2.2) relating to the businesses or assets of the Nestle Group shall be refunded to Alcon, or to any of the Alcon Group companies as directed by Alcon, within 10 Business Days of delivery of an invoice and the underlying documentation explaining the nature of such refund to Nestle in respect of such payment.

     All payments shall be made without any deduction, any set-off or counterclaim in immediately available, freely transferable, cleared funds by wire transfer to an account designated by the person entitled to receive such payment pursuant to this Section 6.7.

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7 RESTRICTIVE COVENANTS

  7.1 Covenant not to Compete

     Nestle undertakes that for so long as its holds a Majority Shareholding in Alcon, it will not, directly or indirectly, engage in or participate in the ownership, management or control of, any business that is active in the sector of pharmaceutical products treating or curing vision, ear and nose diseases, as well as vision defects (a COMPETING BUSINESS). This undertaking applies to (i) drugs and medicines, usually administered in topical form, which are either prescribed or sold over-the-counter, and (ii) surgical equipment and instruments for all types of eye procedures and products for contact lens care.

     Nothing contained in this Agreement shall limit or restrict the right of Nestle or any company of the Nestle Group

          (a) subject to the preceding paragraph, to carry on or further develop its world-wide business that does not constitute a Competing Business;

          (b) to hold securities that it currently owns or purchase additional securities of Business Associations in which it currently holds securities (provided that the aggregate equity interest of the Nestle Group in any Business Association operating a Competing Business does not exceed 20% of the voting rights of such Business Association);

          (c) to make investments in securities of any other Business Associations that are listed on a national or international securities exchange or regulated market in the ordinary course of business, provided that the aggregate equity interest of the Nestle Group in such Business Associations does not exceed 20% of the voting rights of such Business Associations;

          (d) to manufacture and/or market nutritional supplements, vitamins, antioxidants or any other such products to be taken orally or otherwise, registered or not, whose first aim is to prevent or contribute to the treatment of vision, ear and nose diseases;

          (e) to engage in any other pharmaceutical sector not related to eye, ear and nose diseases or conditions;

          (f) to engage in any business (whether as a new investment or as an acquisition opportunity) described in the first paragraph of this Section
     7.1 where the Board of Directors of Alcon has decided not to engage in such business.

     Notwithstanding any provisions of this Section 7.1 to the contrary, if Nestle or any company of the Nestle Group acquires the assets or securities of, or merges with, any Business Association that is engaged in a Competing Business, such acquisition or merger shall not be deemed to be in violation of this Section 7.1 if at the time of acquisition or merger the Competing Business represents less than 50% of the gross revenues of the acquired Business Association (or the Business Association merged with) for such Business Association's most recently completed fiscal year, provided, however, that Nestle will (i) fully and promptly inform Alcon of particulars of the competing business to be acquired, and (ii) give Alcon a right of first refusal to acquire these products on the basis of fair value. Should Alcon fail to exercise this right within 30 business days of being so notified, Nestle may sell such products or business segments to a third party or retain the products or business segments.

  7.2 Non-Interference and Non-Solicitation

     Nestle agrees that it shall not, and shall procure that the companies of the Nestle Group will not, for the duration of two years after the Pricing Date, without written consent of Alcon, actively solicit for employment or hiring any employee of the Alcon Group; provided, however, that the foregoing will not prevent Nestle or its Subsidiaries

          (a) from employing any such employee who contacts Nestle or any company of the Nestle Group on his or her own initiative;

          (b) from responding to an advertisement for employment published by any such employee without any prior encouragement from Nestle or a Nestle Group company; or

          (c) from publishing and hiring through general advertisements or solicitations not targeted to any such employee.

  7.3 Remedies

     In case of a breach by Nestle of the restrictive covenants set out in this
Section 7, Alcon shall have the right to assert, in its own name and acting on behalf of any Alcon Group company affected by such breach, to seek any remedies available under applicable law, including damages, specific performance and injunctions against Nestle, in which case Section 11 shall apply.

     The provisions of Section 8 shall apply mutatis mutandis.

8 INDEMNITY

  8.1 Scope

     The Parties have, under this Agreement, promised indemnity to each other in various instances. In all these cases the provisions of this Section 8 shall apply unless otherwise stated herein.

     Unless otherwise agreed,

          (a) the party liable for indemnification (the INDEMNIFYING PARTY) shall be liable to the party benefiting from indemnification (the INDEMNIFIED PARTY) for any direct damages, losses and liabilities incurred, costs paid (including court costs and attorney's fees) and reimbursements made by the Indemnified Party;

          (b) the Indemnifying Party shall further be liable to the Indemnified Party for any indirect, incidental, consequential or punitive damages, provided, however, that such obligation to indemnify shall only exist to the extent that liability has been successfully asserted by a third party that is not an Affiliate of a Party against the Indemnified Party.

  8.2 Third Party Claims

          (a) If any third party shall make any claim or commence any proceeding against the Indemnified Party with respect to which the Indemnified Party intends to make any claim for indemnification against the Indemnifying Party, the Indemnified Party shall promptly give written notice to the Indemnifying Party of such third party claim or proceeding. Failure to give such notice shall not, however, affect the Indemnified Party's right to indemnification hereunder except to the extent the Indemnifying Party suffers a harm, prejudice or additional cost directly caused by such failure.

          The Indemnifying Party shall have 20 business days after receipt of such notice to notify the Indemnified Party that it elects to conduct and control the defense of such claim, proceeding or suit (the INDEMNIFICATION NOTICE).

          (b) If the Indemnifying Party gives the Indemnification Notice, it shall have the right to undertake, conduct and control the conduct and settlement of such claim or proceeding at its sole expense. For such purpose, the Indemnifying Party may appoint counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided that

             (i) the Indemnifying Party shall not permit any injunction against or any lien, encumbrance or other charge on any asset of the Indemnified Party or its Group companies;

             (ii) the Indemnifying Party shall permit the Indemnified Party (and counsel chosen and paid by the Indemnified Party) to monitor its conduct or settlement and to appoint its own

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

        counsel for purposes of such monitoring, and the Indemnifying Party shall provide the Indemnified Party with all information regarding such claim or proceeding as the Indemnified Party may reasonably request;

             (iii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim, or consent to the entry of any judgment, unless such settlement or judgment includes an unconditional release from all liability given by the claimant or the plaintiff to the Indemnified Party in respect of such claim or judgment; and

             (iv) the Indemnifying Party shall promptly reimburse to the extent required under this Section 8.2 the Indemnified Party for the full amount of any claim or loss resulting from such claim or proceeding and all related expenses incurred by the Indemnified Party (other than the expenses for counsel mentioned in Section 8.2(b)(ii)).

          Notwithstanding the foregoing, if the Indemnified Party, in the belief that a claim may materially and adversely affect it other than as a result of money damages or other money payments, advises the Indemnifying Party that it has determined to make settlement of a claim, the Indemnified Party shall have the right to do so at its own costs and expense, without any requirement to contest such claim at the request of the Indemnifying Party, but without any right for the indemnification by the Indemnifying Party.

          (c) If the Indemnifying Party does not give the Indemnification Notice, the Indemnified Party shall have the right to defend or settle such claim or proceeding in the exercise of its exclusive discretion subject to the provisions of this Section 8.2, and the Indemnifying Party shall, upon request from the Indemnified Party, promptly pay to the Indemnified Party in accordance with the other terms of this Section 8.2 the amount of any claim or loss (including court cost and reasonable attorneys' fees) resulting from its liability to the third party claimant.

          In such case, the Indemnifying Party shall nevertheless be entitled to monitor the conduct or settlement of such claim by the Indemnified Party. The Indemnified Party shall provide the Indemnifying Party and its counsel with information reasonably requested, but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

          (d) So long as the Indemnifying Party is contesting any claim or proceeding in good faith, the Indemnified Party shall not pay or settle any such claim or proceeding. If the Indemnified Party pays or settles any such claim or proceeding, it shall lose any right to be indemnified by the Indemnifying Party.

  8.3 Direct Claims

     Any claim for indemnity on account of an indemnifiable loss made directly by the Indemnified Party against the Indemnifying Party and which does not result from a third party claim may be asserted by written notice from the Indemnified Party to the Indemnifying Party at any time during the applicable statute of limitations (it being expressly understood that any prompt notice requirement under applicable statutory law is herewith waived). Such Indemnifying Party shall have a period of 30 business days within which to respond thereto.

  8.4 Adjustment of Indemnifiable Losses

          (a) The amount which the Indemnifying Party is required to pay to the Indemnified Party shall be reduced (including, without limitation, retroactively) by any insurance proceeds and other amounts actually recovered from third parties by the Indemnified Party in reduction of the related claim or loss.

          The Indemnified Party agrees that the Indemnifying Party shall be subrogated to the Indemnified Party under any insurance policy to the extent it has actually indemnified the Indemnified Party.

          (b) If the Indemnified Party realizes a tax benefit or detriment in one or more tax periods by reason of having incurred a claim or loss for which it receives an Indemnity Payment from the Indemnifying Party, then, as the case may be,

             (i) the Indemnified Party shall pay to the Indemnifying Party an amount equal to the tax benefit; or

             (ii) the Indemnifying Party shall pay to the Indemnified Party an additional amount equal to the tax detriment;

in either case taking into account any tax detriment resulting from the receipt of such additional amounts. Any payment due under this Section 8.4(b) with respect to a tax benefit or tax detriment realized by an Indemnified Party in a tax period shall be due and payable within 30 days from the time the return for such tax period is due.

  8.5 No Third Party Beneficiaries

     The indemnification provided for in this Agreement shall not inure to the benefit of any third party or parties (other than group companies of the Parties) and shall not relieve any insurer or other third party who would otherwise be obligated to pay any claim or the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto, and each party agrees to waive such rights against the other to the fullest extent permitted.

  8.6 Statute of Limitations

     The statute of limitations of any indemnity provided under this Agreement shall be ten years from the date a claim for indemnification comes into existence.

9 COSTS AND TAXES

  9.1 Costs

     Subject to the provisions set forth in Section 2.5.1, each Party shall bear its own costs arising out of or in connection with the negotiations of this Agreement or the consummation of the transactions contemplated by this Agreement.

  9.2 Taxes

     9.2.1 Taxes for Transactions under this Agreement

     Nestle shall as from the closing of the offering indemnify and hold Alcon and the Alcon Group companies harmless against any and all costs, liabilities, losses and damages actually suffered or incurred by Alcon or any Alcon Group companies arising out of or resulting from any Taxes due or payable by any Alcon Group company or as a result of the consummation of the transactions contemplated by this Agreement, provided, however, that the following taxes shall be borne or reimbursed by Alcon:

          (a) the Swiss issuance stamp tax (Emissionsabgabe) due on the issuance and sale of the Firm Shares and the Option Shares, and on the issuance of shares used for the Alcon Incentive Plan;

          (b) any and all Swiss transfer stamp taxes (Umsatzabgabe) due on any secondary share sales made in, or in connection with, the IPO (but not, for the avoidance of doubt, any secondary share sales made in the aftermarket following the IPO); and

          (c) any Swiss and other transfer stamp taxes, stamp duties and other levies arising as a result of or in connection with the transactions contemplated under Section 2.2 (but not, for the avoidance of doubt, any income taxes, capital gains taxes or taxes on the profit of asset sales, if any).

     9.2.2 Futures Taxes

     All future taxes levied on Alcon or any Alcon Group company for any tax periods ending on or after the Pricing Date shall be the sole responsibility of Alcon. Alcon shall fully indemnify Nestle and each Nestle Group company for, and shall hold such companies harmless against, any costs, liabilities, losses and damages arising out of or in connection with the assertion of any claims for Taxes against Nestle or any Nestle Group company. The provisions of Section 8 shall apply mutatis mutandis.

     The provisions of the foregoing paragraph shall not apply with respect to any tax claims made by the Swiss Federal tax administration against Alcon for recapture of the Swiss issuance stamp tax (Emissionsabgabe) relating to the corporate restructuring of Alcon closed on January 15, 1999 (the 1999 RESTRUCTURING). The Swiss issuance stamp tax on said corporate restructuring was waived subject to the condition that Nestle's shareholding in Alcon does not fall below 66 2/3% of Alcon's voting rights on or before January 15, 2004. If,

          (a) as a result of share sales by Nestle or as a result of capital increases of Alcon in which Nestle does not subscribe for shares, Nestle's shareholding in Alcon falls below 66 2/3% of Alcon's voting rights on or by January 15, 2004, and

          (b) as a consequence thereof, Alcon is obligated to pay the Swiss issuance stamp tax relating to the 1999 Restructuring,

     Nestle shall fully indemnify Alcon for, and shall hold Alcon harmless against, any costs, liabilities, losses and damages arising out of or in connection with the payment of this tax. The provisions of Section 8 shall apply mutatis mutandis.

10 GENERAL PROVISIONS

  10.1 Effect on Third Parties

     Unless specifically otherwise provided herein, no person other than the Parties hereto shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer on any person other than the Parties hereto any rights, benefits or remedies. Notwithstanding the foregoing, it is understood and agreed by the Parties that,

          (a) with respect to this Agreement and the matters covered thereby, Nestle is acting on its own behalf and on behalf of (and with the obligation to procure the performance of certain undertakings by) the Nestle Group companies, and Alcon is acting on its own behalf and on behalf of (and with the obligation to procure the performance of certain undertakings by) the Alcon Group companies;

          (b) unless explicitly stated in this Agreement or in any ancillary agreement made hereunder, nothing in this Agreement shall confer on any of the Nestle Group companies or the Alcon Group companies any right to require performance, or to make any claim of any nature in its favor, under or in connection with this Agreement;

          (c) unless explicitly stated in this Agreement or in an ancillary agreement, any damages incurred by any of the Nestle Group companies or the Alcon Group companies and any right to require performance and to make any claims, as the case may be, under or in connection with this Agreement shall be claimed and enforced by and against Nestle and Alcon only;

          (d) unless otherwise explicitly set out herein, to the extent that there were any conflicts between this Agreement and the ancillary agreements made hereunder, the provisions of this Agreement shall prevail.

     No Party to this Agreement shall assign any of the rights or obligations under this Agreement to any third party without the prior written consent of the other party, it being understood that each of Alcon and Nestle shall be at liberty to fulfill their obligations under this Agreement through a Subsidiary or an Affiliate under their control.

  10.2 Notices

     All notices or other communications to be given under or in connection with this Agreement shall be made in writing and shall be delivered by hand, by registered mail (return receipt requested) or by telefax (followed by registered mail) to the following addresses:

IF TO ALCON:

Address for service             Bosch 69, CH-6331 Hunenberg         Attn. Chairman of the Board
                                Telefax No. + 41 41 785 8887
with a copy to                  Alcon Laboratories, Inc.            Attn. President
                                6201 South Freeway
                                Fort Worth, Texas 76134, USA
                                Telefax No. +1 817 568 7510
IF TO NESTLE:
Address for service             Ave. Nestle 55, CH-1800 Vevey       Attn. General Counsel
                                Telefax No. + 41 21 924 4568
with a copy to                  Pharma & Cosmetics Management
                                Telefax No. +41 21 926 1001

  10.3 Entire Agreement

     This Agreement, including the Exhibits and any other documents referred to herein, constitutes the entire Agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto. All references to this Agreement shall be deemed to include the Exhibits hereto.

  10.4 Amendments and Waivers

     This Agreement may only be modified or amended by a document signed by both Parties. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

  10.5 Severability; Good Faith

     Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

     If a Party to this Agreement (the FAILING PARTY) should fail to take any action to be taken or to deliver any document to be delivered as of a specified date, the other Party shall not resort to any contractual remedies under this Agreement if such failure is promptly and fully cured in good faith by the Failing Party.

  10.6 Confidentiality

     The Parties undertake to keep all information obtained in the course of the due diligence and in any negotiations and discussions prior to or after Closing in strict confidence, and further undertake not to disclose any such information to third parties (unless such third parties are also covered by a confidentiality obligation), and the Parties to this Agreement shall in all respects keep confidential and not at any time disclose to anyone or use for their own or any other person's benefit or to the detriment of the other Party or parties any confidential information, in each case unless:

          (a) a Party is required to do so by a competent court or administrative authority under compulsory law;

          (b) a Party is required to do so under applicable stock exchange regulations;

          (c) such information is already in the public domain by reason other than a breach of this confidentiality undertaking.

     This confidentiality undertaking shall remain in force until 31 December 2004.

  10.7 Public Announcements

     All public announcements or press releases in connection with the transactions contemplated under this Agreement shall only be issued after the Parties have consulted and agreed on the contents of such public announcements or press releases.

11 GOVERNING LAW AND DISPUTE RESOLUTION

  11.1 Governing Law

     This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

  11.2 Dispute Resolution

     Should there be any disputes between the Parties as to the respective rights and obligations under this Agreement, the Parties shall strive to find an amicable settlement. Should such an amicable settlement not be possible after no less than 30 business days of discussions among the Parties, the Parties shall refer the matter to a joint committee consisting of the Chief Executive Officer of Alcon Labs and General Manager/Executive Vice President Pharma and Cosmetics of Nestle (the JOINT COMMITTEE). The Joint Committee shall strive to find an amicable solution within 30 business days after the dispute has been submitted to it. A party can resort to arbitration pursuant to Section 11.3 only if no amicable solution can be found by the Joint Committee.

  11.3 Arbitration

     If no amicable settlement can be found pursuant to Section 11.2, all disputes arising out of or in connection with this Agreement, including disputes on its conclusion, validity, effects or termination, shall be settled (to the exclusion of the ordinary courts) by a three-person arbitral tribunal formed pursuant to the domestic arbitration rules of the Zurich Chamber of Commerce. Each Party shall have the right to appoint one arbitrator, and the arbitrators so appointed shall designate a chairman. The seat of the arbitral tribunal shall be Zurich. Arbitral proceedings shall be conducted in English. The award rendered by the arbitral tribunal shall contain a decision on the merits, an apportionment of costs and an award for reimbursement of fees.

SO AGREED on
------------------------------ in
------------------------------------.

NESTLE S.A.

--------------------------------------------  --------------------------------------------------------
By:
Title:

ALCON, INC.

--------------------------------------------  --------------------------------------------------------
By:
Title:

                                                                         ANNEX A

                                  DEFINITIONS

     As used in this Agreement in capitalized form, the following terms shall have the following meaning:

     Affiliate shall mean a person or Business Association which exercises Control over a second person or Business Association, or is under Control by it, or is under common Control by the same person or Business Association.

     Agreement shall mean this Agreement including all of its Annexes and Exhibits.

     Alcon Labs shall mean Alcon Laboratories, Inc., Fort Worth TX, U.S.A.

     Alcon shall mean Alcon, Inc., Hunenberg, Switzerland.

     Alcon Group shall mean Alcon and all Business Associations under the Control of Alcon.

     Benefit Plans shall have the meaning set forth in Section 5.2.

     Board Committees shall mean the committees of the board of directors of Alcon as constituted from time to time.

     Board of Directors shall mean the board of directors of Alcon, constituted in accordance with Swiss law, the articles of association and the organizational regulations of Alcon.

     Business Association shall mean a general or limited partnership, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization doing business, a government or any department or agency thereof, a joint venture or any other person or entity doing business.

     Business Day shall mean shall mean any day, other than Saturday, Sunday or any other day on which commercial banks in Zurich are required by applicable law to close.

     CHF shall mean Swiss Francs, being the lawful currency of Switzerland.

     CO shall mean the Swiss Federal Code of Obligations (Obligationenrecht) of 1911, as amended.

     Competing Business shall have the meaning set forth in Section 7.1.

     Control shall be deemed to exist if a person or Business Association (either alone or with its Affiliates) owns more than half of the voting rights or equity capital of a Business Association, or is otherwise able to exert a controlling influence over another person or Business Association.

     Effective Date shall mean January 1, 2002.

     Controlling Shareholding shall mean a shareholding that confers Control of a Person or Business Association over another Business Association.

     EGM shall mean an extraordinary general meeting of shareholders of Alcon.

     Environment means (i) land, including, without limitation, surface land, sub-surface strata, sea bed and river bed under water and natural and man-made structures; (ii) water, including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers; (iii) air, including, without limitation, air inside buildings and in other natural and man-made structures above or below ground; and (iv) any and all living organisms or systems supported by those media, including, without limitation, humans.

     Environmental Laws means all or any international, European, national, federal, state, district or local, civil or criminal law, common law, statutes, statutory instruments, regulation, directive, statutory guidance and regulatory codes of practice, order, decree, injunction or judgment which relate to the pollution or the protection of the Environment or Environmental Matters and which is in force as at Closing or which are no longer in force but under which the Alcon Group companies still have obligations and liabilities.

     Environmental Matters means (i) pollution or contamination of the Environment; (ii) the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, disposal, release, spillage, deposit or discharge of Hazardous Substances; (iii) the exposure of any person to Hazardous Substances; or (iv) the creation of any noise, vibration, radiation, nuisance or other material adverse impact on the Environment.

     Failing Party shall have the meaning set forth in Section 10.5.

     Firm Shares shall mean the shares to be sold initially in the IPO, as further set out in the Underwriting Documentation.

     Group Executive Management shall mean the management of the Alcon Group, as further described in Section 3.4.2.

     IAS shall mean the International Accounting Standards as promulgated by the International Accounting Standards Committee.

     Incentive Plan shall mean the incentive plan to be established for employees and directors of the Alcon Group with effect as of or after the Pricing Date.

     Indemnified Party shall have the meaning set forth in Section 8.1.

     Indemnifying Party shall have the meaning set forth in Section 8.1.

     IPO shall mean the Initial Public Offering of Alcon.

     Joint Committee shall have the meaning set forth in Section 11.2.

     Majority Shareholding shall mean ownership by a Person or group of Persons acting in concert of more than half of the voting rights (whether or not such voting rights may be exercised) in a Business Association.

     Nestle shall mean Nestle S.A., Cham and Vevey, Switzerland.

     Nestle Group shall mean shall mean Nestle and all Business Associations under the Control of Nestle (other than the Alcon Group).

     NYSE shall mean New York Stock Exchange.

     NYSE Rules shall mean the listing rules and regulations of the NYSE in effect from time to time.

     Offer Price shall mean the gross offering price at which Firm Shares and the IPO Shares are sold to the public.

     Option Shares shall mean the shares to be sold in the IPO pursuant to the Underwriters' over-allotment option, as further set out in the Underwriting Documentation.

     Pricing Date shall mean the date of pricing of the Firm Shares.

     Registration Statement shall have the meaning set forth in Section 2.6.1.

     Remediation shall have the meaning set forth in Section 4.3.

     SEC shall mean the United States Securities and Exchange Commission.

     Rollover Shares shall have the meaning set forth in Section 2.3.6.

     Subsidiaries shall mean with respect to any Person, any Business Association of which such Person, either directly or through or together with any other Subsidiary of such Person owns more than 50% of the voting power or can otherwise determine the election of directors or their equivalents, other than as affected by events of default.

     Tax and Taxes shall mean all tax liabilities, including income taxes (personal or corporate), capital taxes, stamp duties (both on the issuance and on the transfer or securities), withholding taxes, value added taxes and all other taxes, duties, charges, levies, contributions or imposts payable to any competent taxing authority in any jurisdiction, as well as any interest, penalties, costs and expenses reasonably related thereto.

     Taxing Authority or Authorities means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world.

     Underwriting Documentation shall mean all agreements and instruments to be entered into between Nestle, Alcon and the financial institutions advising on the IPO.